EXHIBIT 107
Calculation of Filing Fee Tables
FORM
F-3
(Form Type)
Barclays PLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,500,000,000.

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	7.625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities	Rule 457(r)	$1,500,000,000.00	100%	$1,500,000,000.00	0.0001531	$229,650.00
Total Fee Due								$229,650.00

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